Exhibit 77Q1

Final NSAR New England Zenith Fund (811-03728)

On May 1, 2003, seventeen series of the New England Zenith Fund (811-03728), a Massachusetts business trust, reorganized into seventeen newly-created portfolios of the Metropolitan Series Fund, Inc. (811-03618) which succeeded to the operations of seventeen series of the New England Zenith Fund. Each of Alger Equity Growth, Balanced Portfolio, Capital Guardian U.S. Equity, Davis Venture Value, FI Mid Cap Opportunities, FI Structured Equity, Harris Oakmark Focused Value, Jennison Growth, Loomis Sayles Small Cap, MFS Investors Trust, MFS Research Managers, MFS Total Return, Salomon Brothers Strategic Bond Opportunities, Salomon Brothers U.S. Government, State Street Research Bond Income, State Street Research Money Market and Zenith Equity was formerly a series of the New England Zenith Fund.

The June 30, 2003 NSAR filing of the Metropolitan Series Fund includes six months of activity for the above mentioned portfolios. The April 30, 2003 NSAR filing for New England Zenith
Fund therefore includes no activity for the Series that reorganized into Metropolitan Series Fund portfolios.